EXHIBIT 95.1

MINE SAFETY DISCLOSURES

During the reporting period covered by this report:

Our subsidiary, MOR PPM, Inc. (“MOR PPM”), was issued one significant and substantial citation by the U.S. Mine Safety and Health Administration (“MSHA”) related to work MOR PPM performed at the Fort Smith Plant operated by Covia ISP, Inc. in Sebastian, Arkansas. MSHA also assessed civil penalties totaling $725 for citations related to work performed by MOR PPM at the Fort Smith Plant. The Company has no other disclosures to report under section 1503 for the period covered by this report.